                                                                 EXHIBIT 10.23








                      INVENTORY MANAGEMENT SERVICE AGREEMENT


                                      between


                            TANISYS TECHNOLOGY, INC.
                             12201 Technology Blvd.
                                Austin, TX  78727
                                      U.S.A.


                                       and


                           SIEMENS COMPONENTS, INC.
                           10950 North Tantau Avenue
                              Cupertino, CA  95014
                                      U.S.A.

                             INDEX TO AGREEMENT:
                             -------------------


BASIC AGREEMENT:    SIEMENS - TANISYS


ATTACHMENT A:       Products


ATTACHMENT B:       Siemens Fiscal Calendar Cutoff Dates


ATTACHMENT C:       Cost Basis and Pricing Structure


ATTACHMENT D:       Compaq-specific Warehouse Requirements


ATTACHMENT E:       EDI Agreement

                    INVENTORY MANAGEMENT SERVICE AGREEMENT

This agreement is made effective November 1, 1996 between Tanisys Technology, Inc. 12201 Technology Blvd., Austin, TX 78727, U.S.A (TANISYS) and Siemens Components, Inc. 10950 North Tantau Avenue, Cupertino, CA 95014 (SIEMENS).

In consideration of the mutual covenants and agreements set forth below, the parties agree as follows.

1.   TANISYS WILL PROVIDE THE FOLLOWING:
     a) Inventory receiving and dispatching including notification to SIEMENS in case of shipping damage.

     b) Storage area in a warehouse facility located at the TANISYS manufacturing facility at 12201 Technology Blvd. Suite 130, Austin Texas.

     c) On demand delivery service to locations of SIEMENS, SIEMENS customers, or any other location which SIEMENS requires. See Attachment D for details of customers.

     d) Inventory reports to SIEMENS via EDI per Article 11 below, and per Attachment E.

     e) Insurance per Article 16 below, if so required by SIEMENS.

     f) All licenses and permits required to comply with all applicable U.S. federal, state and local laws and regulations, for services rendered.

     g) TANISYS will make shipments to locations as stated above in accordance with SIEMENS' releases, provided per the EDI daily shipment instructions as generated by SIEMENS.

     h) TANISYS will deviate from the above planned shipments only upon receipt of a telephone call request confirmed by FAX signed by an authorized SIEMENS representative. TANISYS agrees to document to the best of their ability any such deviations and to report the actual shipments made, via EDI daily 856 Ship Notice/Manifest.

     i) Deliveries by TANISYS to SIEMENS customers may require SIEMENS-generated ASNs to SIEMENS customers. SIEMENS will retrieve from the SIEMENS mailbox, each morning or as required, the Receiving Advice (EDI 861) from SIEMENS customers covering shipments made by TANISYS on behalf of SIEMENS.

2.   SIEMENS WILL PROVIDE THE FOLLOWING:
     a) Payment for the services performed in each calendar month during the term of this Agreement will be made to TANISYS within thirty (30) calendar days of SIEMENS' receipt of invoice from TANISYS. All amounts in this Agreement are in U.S. dollars.

     b) Monthly service charges shall be as agreed and documented in Attachment C "Cost Basis and Pricing Structure".

3.   TERMINATION AND DISCRETION:

     a) This Agreement may be terminated by SIEMENS for any reason in its sole discretion upon thirty (30) days advance written notice to TANISYS. Such termination will be with no cost or obligation to SIEMENS, except for SIEMENS' obligation to remove all of its product from the premises of TANISYS within thirty (30) days after such termination. SIEMENS further agrees to bear the cost of storage, packing and moving.

     b) This Agreement may be terminated by TANISYS for any reason at its sole discretion upon ninety (90) days advance written notice to SIEMENS.

4.   TERMINATION FOR CAUSE:
If for any reason SIEMENS, in its sole opinion, determines that TANISYS is not performing this Agreement in a satisfactory manner, including but not limited to, not delivering product according to SIEMENS requests, delivering short or wrong quantities, losing inventory, failure to report in a timely manner, or failure to complete billings or receipts in a timely manner; SIEMENS will give TANISYS written notice of such default and TANISYS will have ten (10) days to cure the default after receipt of the written notice. If not cured, SIEMENS may immediately terminate this Agreement without further notice. If SIEMENS so terminates the Agreement, TANISYS will immediately return to SIEMENS whatever parts remain in TANISYS' inventory or direct the inventory to be shipped to a successor firm or any other location as SIEMENS requires.

5.   RELATIONSHIP BETWEEN PARTIES:
     a) This Agreement is not intended to and does not create any employer/employee relationship between the parties. TANISYS is and shall remain an independent contractor providing a service to SIEMENS. TANISYS agrees that in the context of the service it is rendering to SIEMENS that it will not claim or represent that it is operating or doing business as a SIEMENS sales office, nor will it purport to pledge the credit of, or enter into any contract for, or on behalf of SIEMENS.

     b) This Agreement does not convey, nor shall TANISYS claim, any property interest in SIEMENS' corporate name, trademarks, trade names or patents, or other proprietary rights. TANISYS shall indemnify and hold SIEMENS harmless from all claims, demands, suits, and actions for damages to property or persons, including legal or attorney's fees incurred by SIEMENS made by any third party resulting from TANISYS' negligence or willful misconduct in providing these services. This obligation to indemnify shall survive the termination of this Agreement.

     c) Neither SIEMENS nor TANISYS shall be liable for failure to perform any obligation under this Agreement if such failure is caused by circumstances not directly under such party's reasonable control, including, but not limited to, failures resulting from acts of God, acts of public authorities, war and war measures, strikes, fires, failures or delays of suppliers or carriers, inability to obtain materials or supplies, demand for products within the forecast period over available supply, regulations under Agreements between governments or any interruption for any reason in the manufacture of products by suppliers.

6.   TANISYS WILL ALSO DO THE FOLLOWING:
     a) TANISYS agrees to provide and maintain, without expense to SIEMENS, a suitable place of business with adequate facilities including a monitored security alarm system and sufficient personnel for the timely receiving and delivery of the products to SIEMENS' customers. "Products" for purposes of this Agreement shall include those referred to in Attachment A "Products" and such others as SIEMENS may decide to add into its shipments under the terms terms of the Agreement. TANISYS shall provide secure and segregated areas for consigned and finished goods conspicuously marked as SIEMENS areas.

     b) TANISYS shall maintain and use its facilities in such a manner as to ensure proper care for SIEMENS products, including at a minimum, proper temperature and humidity controls, proper anti-static equipment, and proper facilities to permit incoming, outgoing or other inspection of product. TANISYS shall maintain and use its facilities to ensure prompt handling of orders and shipments, careful attention to customer complaints, and servicing for all products covered by this Agreement.

     c) TANISYS shall maintain records of inventory, shortages, receiving and shipments of products and make such records available to SIEMENS or its representatives upon request during normal business hours to make certain that all of the requirements of this Agreement such as facilities, personnel and record integrity are being met.

7.   PRODUCTS:
     a) TANISYS agrees to coordinate shipment of product to specified customers upon notification and approval by SIEMENS.

     b) SIEMENS shall not be required to provide TANISYS any products.

     c) SIEMENS may issue revisions to Attachment A from time to time to keep TANISYS informed of current products to be delivered.

8.   TITLE AND SHIPMENT RESPONSIBILITIES:
     a) SIEMENS may withdraw any product with reasonable notice of 24 hours to TANISYS.

     b) Inventories will be subject to verification and audit by SIEMENS or its designated representative. All inventory shrinkage at TANISYS will be charged directly to TANISYS and invoiced accordingly to TANISYS.

     c) SIEMENS retains title in all products while in the TANISYS warehouse.

     d) Notwithstanding (b) above, but subject to Articles 16 and 17 below, SIEMENS will bear risk of loss for the inventory (except for losses attributable to the willful or negligent act of TANISYS) until it is signed for by SIEMENS' customer.

     e) All shipments from SIEMENS to TANISYS will be made such that SIEMENS pays freight costs. SIEMENS is responsible for filing any freight claims that might arise. All deliveries from TANISYS to SIEMENS' customers will be made by TANISYS at SIEMENS' customer's or SIEMENS direct expense, as instructed by SIEMENS.

9.   INVENTORY:

     a) TANISYS will maintain the inventory of products furnished by SIEMENS and will cooperate with SIEMENS in periodic reviews of inventory based on daily, weekly and monthly inventory report submissions.

     b) Upon request by SIEMENS, TANISYS will complete cycle count verification and audit within 24 hours of request, and will submit to SIEMENS a written reconciliation including historical activity for identified variances within 3 working days of the request.

10.  RETURNS:
TANISYS, under this Service Agreement, shall bear responsibility for returns as outlined below.
     a) In the event of damaged or functional rejects by SIEMENS' customers, TANISYS will accept returns, provided that such returns are authorized by SIEMENS.

     b) TANISYS shall make an evaluation as to the reason for product failure. In case of a manufacturing defect caused by TANISYS in assembly, TANISYS shall rework or replace at TANISYS' expense any defective product and will ship at TANISYS' expense such replacement product to SIEMENS' customer. Additional services rendered by TANISYS for rework, test and repair for other than TANISYS' processed activity will be available to SIEMENS as per Attachment F.

     c) Any product deemed by TANISYS to have failed due to SIEMENS component failure shall be transferred to scrap inventory, and recorded as such in TANISYS' inventory, until advised by SIEMENS as to disposition.

11.  REPORTS:
     a) TANISYS will provide same-day notification to SIEMENS of shipments to SIEMENS customers' location by product and ident number. In addition, TANISYS shall submit a shipment report, by product and ident number, no later than the Monday following the end of the SIEMENS fiscal month. The report shall provide a listing of shipments during that month, identified by part number, product ident number (BNR), ASN number and date, quantity shipped and balance of product held by as inventory. (See Attachment B: SIEMENS Fiscal Month Ending Dates).

     b) Daily transmissions shall occur via EDI 846 transactions for SIEMENS' defined stock, including but not limited to on-hand consigned quantities of loose parts, work in process (WIP), rework, scrap, finished stock, cumulative to-date shipments, "red flag" critical issues, and running perpetual inventory listings.

     c) TANISYS will work with SIEMENS to track performance indicators such as data integrity and timeliness of data entry. Through continuous improvement and a team-oriented problem solving approach, SIEMENS and TANISYS will ensure the quality of service expected in this Agreement.

12.  ASSIGNMENT:
TANISYS shall not delegate any duties or assign any rights under this Agreement or any interest herein without SIEMENS prior written consent, which may be granted or withheld at the sole discretion of SIEMENS; otherwise such may, at SIEMENS' option, be deemed to be a termination of this Agreement by TANISYS. The merger or consolidation of TANISYS, or any other transaction effecting a substantial change in the ownership or control of TANISYS, shall be deemed at SIEMENS' option an assignment requiring prior written consent by SIEMENS. This Agreement may be assigned by SIEMENS to such other corporations as may be incorporated in North America and deemed by SIEMENS to be the appropriate corporation(s) to succeed TANISYS.

13.  DURATION AND TERMINATION:
     a) This Agreement shall commence on the date first written above and unless terminated, in accordance with the terms hereof, shall remain in effect until December 31, 1997. Either party may decline to renew this Agreement with or without cause (in the sole discretion of that party) by giving at least ninety (90) days' prior written notice of that party's election to decline to renew. If no such notice is given, this Agreement shall be deemed to be renewed and extended on a yearly basis. Neither party makes any promise nor is under any obligation, expressly or implied, to renew this Agreement upon its expiration.

     b) If TANISYS should become insolvent or take or have brought against it bankruptcy proceedings or if a distress or analogous process is levied against all or part of its property, or if a receiver for their property or a substantial part thereof shall be appointed, SIEMENS may at its option terminate this Agreement by giving notice of its election to do so and such termination shall be effective on the date notice is given.

     c) Upon termination of this Agreement, TANISYS agrees to return to SIEMENS and SIEMENS shall accept return of any and all SIEMENS` inventory of those SIEMENS products which were listed on TANISYS` last daily inventory report, inclusive of receipts and shipments made after the previous days' closing date. TANISYS agrees that, upon such termination, it will ship such inventory FCA shipping point, freight collect to SIEMENS as SIEMENS shall direct.

     d) Acceptance of any order from or the shipment of any product to TANISYS after termination shall not be construed as a renewal or extension of the Agreement nor as a waiver of any termination notice.

14.   CONFIDENTIALITY:

14.1 "Confidential Information" shall mean all such technical information as well as know-how (given orally, in writing or in other tangible form) necessary for the manufacture of Products, which one party shares with the other. "Confidential Information" includes the specification necessary for the procurement of the components required for the manufacture of Products, with the exception of DRAMs, as defined in Attachment A.

14.2 The parties undertake to keep secret, even after termination of this Agreement, Confidential Information furnished hereunder insofar as, and as long as, it has not otherwise lawfully come into the public domain or the party which disclosed the information has not consented in writing that it may be disclosed to third parties.

14.3 The parties further agree that it will only use Confidential Information supplied under this Agreement for purposes set forth in this Agreement.

14.4 Information shall not be subject to the above confidentiality provisions to the extent that a party can demonstrate that the information
      - is known to or is in the possession of that party before transmission by the other party;
      - became legally available to that party from a source other than the other party or is in or passed into the public domain other than by reach of this Agreement;
      - is developed independently by that party;
      - the disclosure of which is expressly authorized by the other party.

14.5 Except as required by law, neither party shall disclose the existence of this Agreement, including insurance coverage and values thereunder, except as mutually agreed.

15.  SCOPE OF AGREEMENT:
     a) This Agreement supersedes and cancels any previous understanding or agreement between the parties relating to the Services to be provided. There are no other inventory management or warehousing terms and conditions, representations or undertakings, except those set forth in this Agreement. No other agreement or understanding purporting to modify or supplement this Agreement, nor any promises made by a party's representative shall be binding upon that party unless confirmed in writing by a duly authorized representative of that party.

     b) The failure of a party to enforce at any time any of the provisions of this Agreement, or any right with respect thereto, shall not be construed as a waiver of such provisions or rights or any other provision or right.

     c) This Agreement becomes binding only when executed by both parties.

16.  INSURANCE:
     a) TANISYS may at SIEMENS' request procure and maintain comprehensive general liability insurance including property damage with limits of not less than $XXXXXX (XXXXXX Dollars) Property Coverage with A+ rated companies, which covers both the Manufacturing Agreement Section 11 and this Agreement. In such case, SIEMENS shall be an additional named insured in all such policies. TANISYS shall provide current certificates of such insurance. Under no conditions may such insurance be modified, canceled and/or replaced without thirty (30) days advanced written notice to SIEMENS. SIEMENS reserves the right to carry such general comprehensive liability insurance concurrent with existing SIEMENS insurance policies in effect.

     b) TANISYS shall be fully liable for any and all damages caused due to breach of this section.

17.  SECURITY INTEREST and WAREHOUSE RECEIPT:
     a) Upon TANISYS receiving products and signing a "Warehouse Receipt" for any given shipment, the quantity and description thereon will be deemed an absolute indication that TANISYS has accepted risk of loss for that quantity of that item. The only exception will be that TANISYS will be allowed until the close of business twenty-four (24) hours after receipt of any given shipment to advise in writing (by FAX) as to any discrepancies at the carton level; within forty-eight (48) hours at the partnumber and ident number detail level.
        All such notifications are to include:
          1) Packing List number (or similar identification)
          2) Number of cartons received
          3) Nature of discrepancy

          4) Date shipped from SIEMENS.

     b) There will be no requirement for SIEMENS to prove negligence in order to obtain reimbursement, if any product, or any portion thereof, is, for any reason whatever, subsequently found to have been lost, stolen or damaged while under the control of TANISYS.

     c) TANISYS shall not, under any circumstances, pledge as collateral any SIEMENS product in any undertaking, and/or hypothecate any of the products entrusted in its care.

     d) TANISYS shall complete and forward daily all inventory transactions, receipts, and ASN activity detail to SIEMENS via EDI, Internet or FAX within one (1) hour of the close of TANISYS' normal business day (no later than 5:00 P.M. Central Standard Time).

18.  NOTICES:
All notices required to be made thereunder shall be given by (a) Registered or first-class mail, return receipt requested, or (b) Telecommunications - EDI, Internet or FAX. Notices given under clause (a) shall be deemed to be given on the fifth day after mailing. Notices given under clause (b) shall be deemed to be given when transmitted unless transmitted after ordinary business hours of the party to be noticed, in which case it shall be deemed to be given on the next business day.

19.   ARBITRATION:
19.1 SIEMENS and TANISYS shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. The executive will be at the CEO, CFO or COO level and will not have had direct responsibility for administration of this Agreement. Either party may give the other written notice of any dispute not resolved in the ordinary course of business. Within fifteen (15) days after delivery of the notice the party receiving the notice shall submit to the other a written response.

        The notice and response shall include a statement of the party's positions regarding the matter in dispute, a summary of arguments in support, and the name and title of the executive who will represent that party and any other person who will accompany that executive. Within 30 days after delivery of the initial notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable request for information made by one party to the other shall be honored in a timely fashion.

        All negotiations conducted pursuant to this Section 19 (and any of the party's submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their respective representatives as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any similar state rules.

19.2 If any matter in dispute arising under this Agreement has not been resolved within sixty (60) days after delivery of the notice or if the parties fail to meet within thirty days (30) days, the matter will be submitted to binding arbitration. Either party may initiate binding arbitration as contemplated herein.

        Either party (the claimant) may give written notice to the other (respondent) of its intention to arbitrate, which notice shall contain a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought, and file with the appropriate office of the American Arbitration Association three copies of the notice and three copies of the arbitration provision of this Agreement, together with the appropriate filing fee as provided in the Schedule on page 21 of the AAA Commercial Rules as Amended and Effective on November 2, 1993.

        The AAA shall give notice of such filing to the respondent which may file an answering statement in duplicate with the AAA within ten days after notice from the AAA, in which event the respondent shall at the same time send a copy of the answering statement to the claimant. If a counterclaim is asserted, it shall contain a statement setting forth the nature of the counterclaim, the amount involved, if any, and the remedy sought. If a counterclaim is made, the appropriate fee shall be forwarded to the AAA with the answering statement. If no answering statement is filed within the stated time, it will be treated as a denial of the claim. Failure to file an answering statement shall not operate to delay the arbitration.

19.3 The AAA Commercial Arbitration Rules, as modified or revised by the provisions herein, shall govern these proceedings. The arbitration shall be conducted by three arbitrators, one selected by each party and the third selected by those two arbitrators. After the arbitrators are selected, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules.

19.4 The place of the arbitration proceedings shall be San Francisco, California if TANISYS initiates the arbitration and in Austin, Texas if SIEMENS initiates the arbitration. The decision of the arbitration panel shall be rendered in writing.

19.5 The parties agree that procedural rules will be those of the State in which the arbitration is to occur, as amended by this Agreement. In addition, the parties agree that discovery will take place informally to the extent possible through document production, interrogatories limited to identification of witnesses and documents and no more than five (5) depositions per side.

20.   SUBSTANTIVE LAW:
All disputes shall be settled in accordance with the provisions of this Agreement and all other Agreements regarding its performance, in accordance with the substantive law of the State identified in Section 19.4 (except for its conflict of laws provision) without reference to other law. The United Nations Convention on contracts for the International Sale of Goods of April 1, 1980 shall not apply.

21.   LIMITATION OF LIABILITY:
NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES THAT RESULT FROM PERFORMANCE UNDER THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS THEREOF, the parties hereto have caused this Service Agreement to be executed by their duly authorized representatives as of the date first written above.

TANISYS TECHNOLOGY, INC.               SIEMENS COMPONENTS, INC.
------------------------------         -----------------------------------


/s/ Gary W. Pankonien                  /s/ Kleinjan Du Preez
------------------------------         -----------------------------------
By                                     By

GARY W. PANKONIEN                      KLEINJAN DU PREEZ
-----------------------------------    -----------------------------------
Printed Name                           Printed Name


PRESIDENT & CHIEF OPERATING OFFICER    DIRECTOR, MEMORY PRODUCTS
-----------------------------------    -----------------------------------
Title                                  Title


11/20/96                               11/20/96
-----------------------------------    -----------------------------------
Date                                   Date


/s/ Joe O. Davis                       /s/ Christiane Walter
-----------------------------------    -----------------------------------


JOE DAVIS                              CHRISTIANE WALTER
-----------------------------------    -----------------------------------
Printed Name                           Printed Name


CHIEF FINANCIAL OFFICER                DIRECTOR, CORPORATE CONTROLLING
-----------------------------------    -----------------------------------
Title                                  Title

11/20/96                               11/21/96
-----------------------------------    -----------------------------------
Date                                   Date